EXHIBIT 99.1

                                  PRESS RELEASE

      Educational Development Corporation Announces Record September Sales

TULSA,  Okla.--October 1,  2003--Educational  Development  Corporation  (NASDAQ:
EDUC) announces that its September sales were $2,390,300, an increase of 30% over September last year and the highest September sales in the Company's history.

The Home Business Division recorded a 32% increase in net sales for the month of September 2003 when compared with September last year. This Division has posted 39 consecutive months of sales increases. Recruiting of new sales associates was up 17% for the month of September 2003 versus September last year.

The Publishing Division's sales increased 25% for the month of September 2003 when compared with September last year. This increase was achieved while industry wide book sales continue to slump.

The Company is pleased to announce that LifeWorks Magazine has chosen the Company as their History Publisher of the Year.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.